Exhibit 99.1

FOR IMMEDIATE RELEASE

COURT DENIES AMERICAN VANGUARD’S MOTION TO LIFT STOP SALE ORDER

Newport Beach, CA – September 3, 2010 – American Vanguard Corporation (NYSE:AVD) today announced that the United States District Court for the District of Columbia has denied the Company’s motion for emergency and injunctive relief from a Stop Sale, Use or Removal Order that had been issued by the United States Environmental Protection Agency relating to the Company’s USEPA-registered pentachloronitrobenzene (PCNB) product line. The Company’s wholly-owned subsidiary, Amvac Chemical Corporation, manufactures, distributes and sells PCNB as a fungicide for use primarily on turf with the bulk of sales occurring in September and October.

The agency issued the stop sale order without warning on the ground that the company did not identify trace impurities in the product in a submission to the agency called a confidential statement of formula (“CSF”), despite the fact that the agency was otherwise made aware of these impurities nearly 20 years ago and that, in the Company’s view, the agency never determined that the impurity had to be listed on the CSF. In its motion for relief and in oral argument, the Company argued that the law does not permit the agency to stop sales of an approved product before giving the registrant due process. Although temporary relief was denied, the Company remains free to seek a preliminary injunction against USEPA.

Eric Wintemute, President & Chief Executive Officer of the company, said, “We are very disappointed with the court’s ruling. Not only does it put our domestic PCNB business at a standstill, but it lends credence to the issuance of a stop sale order that is inconsistent with USEPA’s own policies on transparency, amounts to a denial of due process, and creates a bad precedent with responsible registrants. We will, of course, continue to work expeditiously with USEPA to get the stop sale order lifted as soon as possible. At the same time, we intend to seek relief from the court by way of a preliminary injunction.” Mr. Wintemute added, “Given that the situation with USEPA remains fluid, we are still assessing what effect the stop sale might have on our financial performance for the balance of the year. We will report on those effects as we obtain greater clarity on the issue.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in the conference call referenced in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATIONS FIRM
American Vanguard Corporation		The Equity Group Inc.
William A. Kuser, Director of Investor Relations		www.theequitygroup.com
(949) 260-1200		Lena Cati
williamk@amvac-chemical.com		Lcati@equityny.com
(212) 836-9611